SUBLEASE

     This Sublease, made as of the 26th day of September 2002, between City National Bank, a national banking association, having its principal office at 400 North Roxbury Drive, Beverly Hills, California 90210, hereinafter called "Sublessor" and Lifen, Inc., a Delaware corporation with an office at 455 Market Street, San Francisco, California 94105 hereinafter called "Subtenant".

                                  WITNESSETH:

     WHEREAS, by lease dated June 7, 1999, (the lease and all amendments and supplements thereto together called the "Prime Lease") Sublessor, as successor in interest to CivicBank of Commerce leases from Lincoln 455 Market Street, a California limited partnership (the "Prime Lessor") suite 1220 in the building known as 455 Market Street, San Francisco, California (the "Building"); and

     WHEREAS, Subtenant desires to sublease the portion of the Building subject to the Prime Lease from Sublessor.

     NOW, THEREFORE, for and in consideration of the foregoing and for other good and valuable consideration and of the mutual agreements hereinafter set forth, Sublessor and Subtenant stipulate, covenant and agree as follows:

1.   Premises

     Sublessor hereby subleases to Subtenant a portion of the Building, consisting of approximately 2,487 square feet of rentable area in suite 1220 ("Premises"), outlined on Exhibit A. attached hereto and made part hereof, together with the right of Subtenant to use the common areas described in and Subject to the provisions of the Prime Lease.

2.   Term

     The term of this Sublease (the 'Term') shall commence on that date two (2) days after full execution of this Sublease and Prime Lessor's consent but in no event later than October 30, 2002 and expire On July 31, 2004, unless sooner terminated in accordance with the provisions of this Sublease.

3.   Uses

     Subtenant shall use and occupy the Premises for general office purposes only or such other uses approved by Prime Lessor and for no other purpose.

4.   Rent

     (A) Subtenant shall pay Sublessor in advance on the first day of each month commencing October 1, 2002, or fifteen (15) days after a fully executed Sublease and Landlord consent, whichever is later, the monthly rent of Four Thousand Five Hundred Fifty-Nine Dollars and Fifty Cents ($4,559.50) during the Term without deduction, set off or demand; provided, that rent for the first, second and fifteenth through and including the twenty second month of the Term (collectively, the "Prepaid Months") shall be paid from the Initial Deposit (hereinafter defined). Rent for any portion of a month shall be prorated on a thirty (30) day basis. There shall be no monthly rent for the office furniture

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currently in the Premises (as outlined in Exhibit B hereto) which will become the property of Subtenant upon the end of the Term. Rent payments shall be payable to and delivered to Jones Lang LaSalle Americas, Inc., P.O. Box 515113, Los Angeles, California 90051-5113, Attn: Lease Administrator - City National Bank, or such other place as Sublessor may designate in writing.

     (B) Upon execution of this Sublease and Sublease Consent and Agreement, Subtenant shall pay the sum of $45,595 (the "Initial Deposit") as the advance rent payment for the ten (10) Prepaid Months and the additional sum of $9,119 as a security deposit with two separate checks totaling $54,714.

     (C) During the Term, Subtenant shall pay as additional rent (during each month of the Term including the Prepaid Months) Subtenant's pro rata share (hereinafter defined) of any increases in operating expenses incurred from and after the Base Year of 2002 which are due under the Prime Lease without any additional fees or markups imposed by Sublessor or Prime Lessor. Subtenant's pro rata share is sixty-nine hundredths of one percent (0.69%), which is the ratio that the square feet of rentable area of the Premises bears to the square feet of rentable office area in the Building. Sublessor shall furnish Subtenant with a true copy of the statement of operating expenses, delivered by Prime Lessor to Sublessor pursuant to the Prime Lease and include thereon a detailed statement of Subtenant's pro rata share of any increase in operating expenses. Subtenant shall reimburse Sublessor within thirty (30) days after the operating expense statement is furnished to Subtenant.

     (D) During the Term, Subtenant shall pay as additional rent (during each month of the Term including the Prepaid Months) Subtenant's pro rata share (hereinafter defined) of any increases in property tax: expenses incurred from and after the Base Year of 2002 which are due under the Prime Lease without any additional fees or markups imposed by Sublessor or Prime Lessor. Subtenant's pro rata share is sixty-six hundredths of one percent (0.66%), which is the ratio that the square feet of rentable area of the Premises bears to the square feet of total rentable area in the Building. Sublessor shall furnish Subtenant with a true copy of the statement of the property tax expenses, delivered by Prime Lessor to Sublessor pursuant to the Prime Lease and include thereon a detailed statement of Subtenant's pro rata share of any increase in such property tax expenses. Subtenant shall reimburse Sublessor within thirty (30) days after the property tax expense statement is furnished to Subtenant.

5.   Preparation for Occupancy

     At the commencement of the Term, Sublessor shall deliver the Premises in "broom clean" condition and Subtenant shall accept the Premises in its then
"as is" condition. Sublessor shall deliver the Premises broom clean and free of debris and shall not be required to perform work of any kind or nature. Upon the later of: (i) commencement of the Term of this Sublease or (ii) execution of this Sublease and the payment to Sublessor of all amounts due hereunder and the consent of the Prime Lessor to this Sublease, Subtenant shall be granted access to the Premises for the purpose of constructing any tenant improvements and the installation of furniture fixtures and equipment, all of which such work is subject to the prior written approval of Sublessor and the Prime Lessor; provided, that all tenant improvements, alterations and fixtures installed by Subtenant shall be removed at the request of Prime Lessor at the end of the term of this Sublease and Subtenant shall repair any damage to the Premises occasioned by the installation or removal of Subtenant's tenant improvements, alterations, fixtures of equipment.

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

6.   Incorporation of Prime Lease

     (A) This Sublease is subject to all of the terms of the Prime Lease, a copy of which is attached hereto as Exhibit C with the same force and effect as if fully set forth herein at length, excepting only as otherwise specifically provided herein. All of the terms with which Sublessor is bound to comply under the Prime Lease shall, to the extent only that they apply to the Premises and except as otherwise provided herein, be binding upon Subtenant, and all of the obligations of Prime Lessor set forth in the Prirne Lease shall, to the extent that they apply to the Premises, inure to Subtenant's benefit. It is the intention of the parties that, except as otherwise provided in this Sublease, and subject to the concurrence by the Prime Lessor in writing, the relationship between Sublessor and Subtenant shall be governed by the language of the various articles of the Prime Lease as if they were typed out in this Sublease in full, and the words "Lessor", "Tenant or Lessee" and "Lease," as used in the Prime Lease, shall read, respectively, "Sublessor", "Subtenant" and "Sublease" unless specifically denied by Prime Lessor either through written agreement or by actions. Subtenant agrees to notify Sublessor promptly in writing at the address specified in paragraph 4(A) above and paragraph 8 below if Prime Lessor fails to perform as specified in the Master Lease.

     (B) For the purposes of this Sublease, the following provisions of the Prime Lease are hereby deleted or modified as follows:

         Delete in its entirety: Article 46, titled "Option to Extend";
         Article 47 "Right of First Offer"; and Exhibit B, titled "Work Letter"

7.   Quiet Enjoyment

     (A) Sublessor covenants and agrees with Subtenant that upon Subtenant paying the monthly rent pursuant to this Sublease and observing and performing all of the other obligations, terms, covenants and conditions of this Sublease on Subtenant's part to be observed and performed, Subtenant may peaceably and quietly enjoy the Premises during the Term; provided, however, that this Sublease shall automatically terminate upon terrrination of the Prime Lease and Subtenant shall have no claim against Sublessor unless such termination was caused by the default of Sublessor in the performance of its obligations under the Prime Lease which have not been assumed by Subtenant hereunder.

     (B) Both Sublessor and Subtenant (the "Parties" or "Party") covenant and agree that neither Party shall do anything which would constitute a default under the Prime Lease or would cause the Prime Lease to be canceled, terminated or forfeited by virtue of any rights of cancellation, termination, or forfeiture reserved or vested in Prime Lessor under the Prime Lease, and that both Parties will indemnify and hold harmless one another from and defend on another against all claims, liabilities, losses and damages of any kind whatsoever (excepting Indirect, special and consequential damages) that either Party may incur by reason of, resulting from or arising out of any such cancellation, termination or forfeiture.

8.   Notices

     Any notice, approval, demand or request under this Sublease shall be in writing (unless specified otherwise herein) and shall be considered properly delivered when addressed as hereinafter provided and delivered by registered or certified mail (return receipt requested) which is deposited in the United States general or branch post office, or delivered by private express mail service. Any notice, demand or request by Sublessor to Subtenant shall be


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

addressed to Subtenant at the Premises until otherwise directed in writing by Subtenant. Any notice, demand or request by Subtenant to Sublessor shall be addressed to City National Bank, c/o Jones Lang LaSalle Americas, Inc., 611 West 6th Street, Suite 1850, Los Angeles, California 90017, Attention: Lease Administrator - City National Bank, with a copy sent simultaneously to City National Bank, a national banking association, 400 North Roxbury Drive, #90, Beverly Hills, California 90210, Attention: General Counsel, with an additional copy to City National Bank - Corporate Premises Department, 606 South Olive Street, Sixth Floor, Los Angeles, California 90014, Attention: Leasing Director until otherwise directed in writing by Sublessor.

     Rejection or other refusal to accept or the inability to deliver because of a changed address of which no notice was given shall be deemed to be receipt of the notice, demand or request sent.

9.   Assignment and Subletting

     Subtenant shall not assign, transfer, pledge or otherwise encumber its interest in this Sublease, in whole or in part, or sublet or permit the subletting of the Premises, or permit the Premises or any part thereof to be occupied or used by any Person other than Subtenant, except in accordance with terms of the Prime Lease and in each case without first obtaining the prior written consent of Sublessor and Prime Lessor. As used in this Sublease, the word "Person" shall mean an individual, partnership, trust, corporation, firm or other entity. Sublessor agrees not to unreasonably withhold such request by Subtenant.

10.   Sublessor's Responsibilities

     Subtenant recognizes that Sublessor is not in a position to furnish the services set forth in the Prime Lease, obtain an agreement of non-disturbance, or to perform certain other obligations which are not within the control of Sublessor, such as, without limitation, maintenance, repairs and replacements to the Building and Premises, compliance with laws, and restoration of the Premises and Building after casualty or condemnation. However, whenever under the terms of the Prime Lease, Prime Lessor shall fail to perform any of its Prime Lease obligations pertaining to the Premises, Subtenant will promptly notify Sublessor in writing at the addresses specified in paragraphs 4(A) and 8 above of any such failure. Sublessor agrees to use its best efforts on behalf of Subtenant to induce Prime Lessor to perform as agreed in the Prime Lease. In the event Prime Lessor shall fail to perform its Prime Lease obligations pertaining to the Premise for thirty (30) days after notice form the Sublessor, Subtenant shall have the right to terminate this Sublease and the return of the unapplied portion of the Initial Deposit and Security Deposit . However, Sublessor shall not be obligated to initiate any arbitration or legal proceeding or otherwise to enforce the Prime Lease.

11.   Casualty and Condemnation

     Article 9, titled "Damage or Destruction" of the Prime Lease is modified for purposes of this Sublease to provide that if by operation of that Article, the Prime Lease is not terminated and continues in full force and effect, this Sublease shall not be terminated (except in the event any Premises Damage (as defined in the Prime Lease) cannot be repaired in 120 days and Subtenant elects in writing within 20 days of any such Premises Damage to terminate the Sublease, in which event the Sublessor will refund within 30 days of this date all unapplied prepayments of rent as defined in Paragraph 4 (A) and the security deposit) but shall also continue in full force and effect, except that until the Premises are restored in accordance with that Article there shall be a proportionate abatement of annual rent and additional rent payable hereunder to the extent of damage to the Premises as determined by Prime Lessor, Sublessor and Subtenant; provided, however, that such abatement shall in no event exceed the abatement granted to Sublessor under the Prime Lease for the Premises and, provided further, that no compensation or claim or reduction will be allowed or paid by Sublessor by reason of inconvenience, annoyance or injury to Subtenant's business arising from the necessity of effecting repairs to the Premises or any portion of the Building, whether such repairs are required by operation that Article or any other provision of the Prime Lease. In no event shall Sublessor be liable for indirect, special or consequential damages.

12.   Parking

    Subtenant shall be granted no parking rights as provided in the Prime Lease.

13.   Tenant Improvements

     Notwithstanding anything to the contrary contained in this Sublease or the Prime Lease, in the event Subtenant undertakes any alteration or change to the Premises not permitted by the Prime Lease without first obtaining Sublessor and Prime Lessor approval, Subtenant shall owe as additional rent hereunder the sum of $5,000 for each instance of an unauthorized alteration (the "Alteration Charge") and Subtenant shall have ten (10) business days after receiving notice from Sublessor or Pritne Lessor to pay the Alteration Charge to Sublessor and to restore the Premises.

14.   Binding and Entire Agreement

     This Sublease shall be binding on Subtenant and its heirs and executors, and on the respective legal representatives, successors and assigns of the parties. This Sublease Contains the entire agreement of the parties with respect to the subject matter herein and may not be modified except by instrument in writing which is signed by both parties.

15.   Broker

     Subtenant warrants and represents to Sublessor that no Person has negotiated or brought about this transaction other than Cushman & Wakefield and BT Commercial (collectively, "Broker") and Sublessor covenants and agrees to pay a brokerage commission to Broker in accordance with the provisions of a separate agreement. Subtenant shall defend, indemnify and save harmless Sublessor from and against any claim which may be asserted against Sublessor by any Person other than Broker if (a) the claim is made in connection with this transaction and (b) Subtenant employed or dealt with the claiming Person. Subtenant shall reimburse Sublessor for reasonable expenses, losses, costs and damages (including reasonable attorneys' fees and court costs if Subtenant fails or refuses to defend as herein required) incurred by Sublessor in connection with such claims. This Article shall survive the expiration or earlier termination of this Sublease.

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

16.   Holding Over

     (A) If Subtenant remains in possession of the Premises or any part thereof after the end of the Term, however ended, such holding over in itself shall not constitute a renewal or extension of the Term, but in such event a tenancy at will (and not from month to month or year to year) shall arise and Subtenant shall pay Sublessor a monthly rent equal to 200% of Sublessor's monthly rent under the Prime Lease in effect immediately prior to the end of the Term plus all operating costs due under the Prime Lease, prorated for each day that Subtenant remains in possession after the end of the Term. In addition, Subtenant shall pay for all damages, costs, liabilities or claims incurred by or made against Sublessor, if properly documented and presented to Subtenant, whether consequential, special, incidental or otherwise, sustained by reason of Subtenant's retention of possession beyond the expiration or earlier termination of the Term. The provisions of this Paragraph do not waive Sublessor's rights to reentry or any other rights hereunder or which are available at law or in equity. None of the obligations and requirements set forth above or elsewhere in this Sublease by reason of a holdover shall be construed as liquidated damages or as Sublessor's consent to or grant of a right or option in Subtenant, or anyone claiming for, by or under Subtenant, a right or option to holdover after the Expiration Date.

     (B) The word "possession" shall include continued occupancy of Persons or of items that Subtenant is required by this Sublease to remove but which continue to remain in the Premises beyond the end of the Term, however ended.

17.   Signage

     Subtenant shall have the signage rights to place the name as provided in the Prime Lease. All signage shall be provided at Subtenant's sole cost and expense.

18.   Notice of Lease Terms

     Within fifteen business days of execution of this Sublease, Sublessor shall deliver to Subtenant the Notice of Lease Terms in the form attached here as Exhibit D.

19.   Consent of Prime Lessor

     Anything hereinabove to the contrary notwithstanding, it is understood and agreed that this Sublease shall not become effective unless and until Sublessor has obtained and delivered to Subtenant the written consent of Prime Lessor to this Sublease, which consent shall not contain any materially adverse terms or conditions.


20.   Hazardous Materials

     Subtenant will (i) obtain and maintain in full force and effect all Environmental Permits (hereinafter defined) that may be required from time to time under any Environmental Law (hereinafter defined) applicable to Subtenant or the Premises and (ii) be and remain in compliance in all material respects with all terms and conditions of all such Environmental Permits and with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in all Environmental Laws applicable to Subtenant or the Premises. As used in this Sublease, the term "Environmental Law(s)" means any past, present or future federal, state, local or foreign statutory or common law, or any regulation, ordinance, code, plan, order, permit, grant, franchise, concession, restriction or agreement issued, entered, promulgated or approved thereunder, relating to
(a) the environment, human health or safety, including, without limitation, emissions, discharges, releases or threatened releases of Hazardous Materials (hereinafter defined) into environment (including, without limitation, air, surface water, groundwater or land), or (b) the manufacture, generation, refining, processing, distribution, use, sale, treatment, receipt, storage, disposal, transport, arranging for transport, or handling of Hazardous Materials. "Environmental Permits" means, collectively, any and all permits, consents, licenses, approvals and registrations of any nature at any time required pursuant to, or in order to comply with, any Environmental Law. Except for ordinary and general office supplies, such as copier toner, liquid paper, glue, ink and common household cleaning materials (some or all of which may Constitute "Hazardous Materials" as defined in this Sublease), Subtenant agrees not to cause or permit any Hazardous Materials to be brought upon, stored, used, handled, generated, released or disposed of on, in, under or about the Premises or the Building by Subtenant, its agents, employees, assignees, licensees, contractors or invitees (collectively, "Subtenant's Parties"), without the prior written consent of Sublessor, which consent Sublessor may withhold in its sole and absolute discretion. Upon the expiration or earlier termination of this Sublease, Subtenant agrees to promptly remove from the Premises and the Building, at its sole cost and expense, any and all Hazardous Materials, including any equipment or systems containing Hazardous Materials which are installed, brought upon, stored, used, generated or released upon, in, under or about the Premises or the Building or any portion thereof by Subtenant or any of Subtenant's Parties. To the fullest extent permitted by law, Subtenant agrees to promptly indemnify, protect, defend and hold harmless Sublessor and Sublessor's partners, officers, directors, employees, agents, successors and assigns (collectively, "Sublessor Indemnified Parties") from and against any and all claims, damages, judgments, suits, causes of action, losses, liabilities, penalties, fines, expenses and costs (including, without limitation, clean-up, removal, remediation and restoration costs, sums paid in settlement of claims, attorneys' fees, consultant fees and expert fees and court costs) which arise, or result from the presence of Hazardous Materials on, in, under or about the Premises or the Building and which are caused or permitted by Subtenant or any of Subtenant's Parties. Subtenant agrees to promptly notify Sublessor within one (1) hour by telephone at (213) 347-2605 of any release of Hazardous Materials in the Premises or the Building which Subtenant becomes aware of during the term of the Sublease, whether caused by Subtenant or any other persons or entities. In the event of any release of Hazardous Materials caused or permitted by Subtenant or any of Subtenant's Parties, Sublessor shall have the right, but not the obligation, to cause Subtenant to immediately take all steps Sublessor deems necessary or appropriate to remediate such release and prevent any similar future release to the satisfaction of Sublessor. At all times during the term of this Sublease, Sublessor will have the right, but not the obligation, to enter upon the Premises to inspect, investigate, sample and/or monitor the Premises to determine if Subtenant is in compliance with the terms of this Sublease regarding Hazardous Materials. As used in this Sublease, the term "Hazardous Materials" shall mean and include any hazardous or toxic materials, substances or wastes as now or hereafter designated under any law, statute, ordinance, rule, regulation, order or ruling of any agency of the State, the United States Government or any local governmental authority, including, without limitation, asbestos, petroleum, petroleum hydrocarbons and petroleum based products, urea formaldehyde foam insulation, polychlorinated biphenyls ("PCBs"), and freon and other chlorofluorocarbons. The provisions of this will survive the expiration or earlier termination of the Sublease.

21.   Sublessor's Master Lease Warranties

     Sublessor represents and warrants that as of the date hereof (a) the Prime Lease is in full force and effect, and, to Sublessor's knowledge, there exists under the Prime Lease no default or event of default by Sublessor or Prime Lessor, nor has there occurred any event which, with the giving of notice or passage of time or both, could constitute such a default or event of default; and (b) Sublessor has delivered to Subtenant a true, correct and complete copy of the Prime Lease. In the event that the Prime Lessor notifies the Subtenant of any condition of default as defined in the Prime Lease that existed prior to the commencement of the first day of occupancy of the Premises by the Subtenant, then Sublessor shall make timely remedy of such default to the satisfaction of the Prime Lessor. In addition, Sublessor agrees that during the term (i) Sublessor will not, without Subtenant's prior written consent, amend the Prime Lease in a manner that will materially increase Subtenant's obligations or materially decrease Subtenant's right under the Sublease, (ii) Sublessor will not voluntarily terminate the Prime Lease without Subtenant's prior written consent. If, during the Term, the Prime Lease is terminated due to a default by either Sublessor or Subtenant under the Sublease or Prime Lease, the defaulting party shall be liable to the non-defaulting party for the direct damages actually incurred by the non-defaulting party as a result of such default.

22.   Conflicts

     In the event of any conflict between the provisions of this Sublease and the Prime Lease, as between Sublessor and Subtenant, the provisions of this Sublease shall control.

     IN WITNESS WHEREOF, duly authorized representatives of the parties hereto have executed this Sublease as of the day and year first above written.


                             CITY NATIONAL BANK, a national banking association


                         By:   /s/
                            ---------------------------------------------------


                         Its:
                             --------------------------------------------------


                             LIFEN, INC., a Delaware corporation


                         By:   /s/ Lawrence M. Davis
                            ---------------------------------------------------

                         Its:  CFO
                             --------------------------------------------------




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